PLANET ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                                   EXHIBIT 11
                               EARNINGS PER SHARE


                                                   FOR THE TWELVE MONTHS ENDED
                                                  ----------------------------
                                                    AUGUST 31,      AUGUST 31,
                                                      2000            1999
                                                  ------------    ------------

BASIC & DILUTED EARNINGS PER SHARE:
   Income (Loss) from Continuing Operations       $   (326,559)   $    474,933
   Less Preferred Stock Dividends                     (311,170)       (353,199)
                                                  ------------    ------------

   Income (Loss) from Continuing Operations
   Available to Common Stockholders                   (637,729)        121,734

   Income (Loss) from Discontinued Operations,
   net of income taxes                                 (20,526)       (196,471)

   Gain on Disposal of Discontinued Operations,
   net of income taxes                                  35,777              --
                                                  ------------    ------------

   Net Income (Loss) Available to
   Common Stockholders                            $   (622,478)   $    (74,737)
                                                  ------------    ------------

   Weighted Average Shares Outstanding              12,331,834      11,996,114
      Per Share Detail:
         Income (Loss): Continuing Operations     $       (.05)   $        .01
         Income (Loss): Discontinued Operations              *            (.02)
         Gain (Loss) on Disposal of
         Discontinued Operations                             *              --
                                                  ------------    ------------

   BASIC & DILUTED EPS-Total                      $       (.05)   $         --
                                                  ------------    ------------


*LESS THEN $.01 PER SHARE

                                      F-34